Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-106273



PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 9, 2003)

                                  $175,000,000

                             TRIARC COMPANIES, INC.
               5% CONVERTIBLE NOTES DUE 2023 AND SHARES OF CLASS A COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
                               __________________

This prospectus supplement supplements our prospectus dated July 9, 2003, relating to the offer and resale by various selling securityholders of up to $175,000,000 aggregate principal amount of our 5% Convertible Notes due 2023 and shares of our Class A common stock into which the notes are convertible. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained therein.

The information in the table contained under the heading "Selling
Securityholders" beginning on page 58 of the prospectus is hereby amended by adding the information below with respect to persons not previously listed in the prospectus, and by superseding the information with respect to persons previously listed in the prospectus that are listed below:

                                                                                                 NUMBER OF SHARES
                                                                             PRINCIPAL AMOUNT       OF CLASS A
                                                                                 OF NOTES          COMMON STOCK
                                                                               BENEFICIALLY        BENEFICIALLY
                                                                               OWNED AND            OWNED AND
                                                                                OFFERED              OFFERED
                          SELLING SECURITYHOLDER                                HEREBY($)           HEREBY(1)
---------------------------------------------------------------------        ----------------    ----------------
Alpine Associates....................................................           11,385,000              284,625
Alpine Partners, L.P.................................................            1,615,000               40,375
BNP Paribas Arbitrage................................................            6,000,000              150,000
Chrysler Corporation Master Retirement Trust.........................            2,595,000               64,875
Delta Air Lines Master Trust - CV....................................            1,065,000                1,040
Delta Pilots Disability & Survivorship Trust - CV....................              515,000               12,875
Microsoft Corporation................................................            1,935,000               48,375
Motion Picture Industry Health Plan - Active Member Fund.............              265,000                6,625
Motion Picture Industry Health Plan - Retiree Member Fund............              165,000                4,125
OCM Convertible Trust................................................            2,875,000               71,875
Partner Reinsurance Company Ltd. ....................................              855,000               21,375
Qwest Occupational Health Trust......................................              340,000                8,500
State Employees' Retirement Fund of the State of Delaware............            1,130,000               28,250
Vanguard Convertible Securities Fund, Inc............................           10,710,000              267,750

------------------------------------
(1) Includes shares of Class A common stock issuable upon conversion of the notes, and assumes a conversion rate of 25 shares per $1,000 principal amount of the notes, which conversion rate is subject to adjustment as described under "Description of the Notes--Conversion of Notes" in the prospectus. Accordingly, the number of shares of Class A common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, we will not issue fractional shares of Class A common stock upon conversion of the notes and, in lieu thereof, will pay cash.

                                 _______________

INVESTING IN THE SECURITIES OFFERED BY THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THE PROSPECTUS.

                                 _______________

Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

                THIS PROSPECTUS SUPPLEMENT IS DATED JULY 17, 2003